Exhibit 10.1

AVANEX CORPORATION

JO MAJOR EMPLOYMENT AGREEMENT

This Agreement is entered into as of August 18, 2004 (the “Effective Date”) by and between Avanex Corporation (the “Company”) and Jo Major (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. On the Effective Date, Executive will be appointed to serve as a member of the Board. At the appropriate annual meetings of the Company’s stockholders during the Employment Term, the Company will nominate Executive for reelection as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all wages, accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $350,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review no later than December 31, 2005, and adjustments will be made based upon the Company’s standard practices.

(b) Annual Bonus. Executive’s annual target bonus will be 70% of Base Salary (“Target Bonus”), divided into a 40% portion (the “Quarterly Portion”) and a 30% portion (the “Annual Portion”). Executive’s bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”); provided, however, that the Quarterly Portion will accrue and become payable in four quarterly installments based on meeting quarterly performance goals, and the Annual Portion will accrue and become payable in accordance with the Committee’s standard practices for annual bonuses. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. Executive will have the opportunity to discuss the nature of the performance goals with the Committee prior to the performance goals being established. The actual bonus(es), if any, related to the Quarterly Portion will be paid in cash, and the actual bonus, if any, related to the Annual Portion will be paid in stock options. The terms and conditions of any such stock option will be determined in the sole discretion of the Committee; provided, however, that (i) the option will cover one share of Company common stock for every $5 that otherwise would have been paid in cash and (ii) the option will have a per-share exercise price equal to the per-share “Fair Market Value” (as defined in the Company’s 1998 Stock Plan, the “Plan”) on the date of grant.

(c) Equity Compensation. On the Effective Date, Executive will be granted stock options to purchase 1,200,000 shares of Company common stock (the “Option”). Except as provided herein, the terms of the Option will be consistent with the Company’s standard terms and conditions for executive stock option grants including the following: (i) the Option will have a per share exercise price equal to the per share Fair Market Value on the date of grant, and (ii) the Option will have a maximum ten-year term (subject to earlier termination). The Option will vest as to 450,000 shares on the first annual anniversary of the date of grant and will vest as to the remaining shares in 36 equal installments each month thereafter, subject to Executive continuing his status as a “Service Provider” (as defined in the Plan) through each vesting date. Notwithstanding the preceding sentence, if a Change of Control occurs prior to the termination of Executive’s continuing status as a Service Provider, then (i) the Option shall become vested as to 50% of the total shares minus the number of shares already vested (such difference shall not be less than zero) and the remaining shares will vest or will be forfeited in accordance with the terms of the option agreement and (ii) upon Executive’s Involuntary Termination other than for Cause upon or within 12 months following the Change of Control, the Option shall become fully vested. The Option and the underlying shares will be covered by an effective registration statement (such as a Form S-8) filed with the Securities and Exchange Commission (to the extent reasonably available to the Company).

(d) One-Time Bonus. On the Effective Date, Executive will be paid a one-time cash bonus in the amount of $100,000 to compensate Executive for foregone anticipated incentive compensation from his previous employer.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. Notwithstanding any policy or practice to the contrary, (a) Executive will be entitled to a minimum of 160 hours paid time off every year (pro-rated for partial years) and (b) Executive’s AD&D and life insurance coverage will be no less than $750,000.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance.

(a) Termination without Cause or Involuntary Termination. If Executive’s employment is terminated by the Company without Cause or by Executive due to an Involuntary Termination, then subject to Section 7, Executive will receive the following:

(i) If the termination occurs on or prior to the first annual anniversary of the Effective Date:

(1) continued payment of Base Salary for a period of 18 months (in the event Executive is entitled to severance under this Section 6(a)(i), the “Continuance Period”) in accordance with the Company’s standard payroll practices;

(2) in the event Executive elects to obtain continued group health insurance coverage in accordance with applicable law (such as federal COBRA) following the termination date, the Company will reimburse Executive for the premiums for such coverage, at the level in effect on the termination date, through the earlier of 18 months following the termination date or the date on which Executive first becomes eligible for substantially similar group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at Executive’s own expense in accordance with applicable law; and

(3) pro rata payment of the Target Bonus accrued at the time of termination.

(ii) If the termination occurs following the first annual anniversary of the Effective Date:

(1) continued payment of Base Salary for a period of 12 months (in the event Executive is entitled to severance under this Section 6(a)(ii), the “Continuance Period”) in accordance with the Company’s standard payroll practices;

(2) in the event Executive elects to obtain continued group health insurance coverage in accordance with applicable law (such as federal COBRA) following the termination date, the Company will reimburse Executive for the premiums for such coverage, at the level in effect on the termination date, through the earlier of 12 months following the termination date or the date on which Executive first becomes eligible for substantially similar group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at Executive’s own expense in accordance with applicable law; and

(3) pro rata payment of the Target Bonus accrued at the time of termination.

(b) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, including but not limited to the Company’s long-term disability plan, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(c) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company and to Executive (Executive’s approval not to be unreasonably withheld). No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Noncompetition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees not to engage in Competition for the Continuance Period. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

(c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, founder, co-venturer, or otherwise, will (i) not solicit or induce any person to modify his or her employment or consulting relationship with the Company, and (ii) not solicit business from any of the Company’s substantial customers. In the event Executive breaches this Section 7(c), all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

(d) Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, (i) Executive agrees to refrain from any disparagement, criticism, defamation, or slander of the Company, its directors, or its employees and (ii) the Company agrees to, and will instruct its officers and directors to, refrain from any disparagement, criticism, defamation, or slander of Executive. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. In the event Executive breaches this Section 7(d), all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in his substantial personal enrichment, (ii) Executive’s conviction of a felony that is injurious to the Company, or (iii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company.

(b) Change of Control. For purposes of this Agreement, “Change of Control” will have the same defined meaning as in the Company’s standard form of executive stock option agreement.

(c) Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board, directly or indirectly provides services to (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, or otherwise), or has or obtains any ownership interest in or participates in the financing, operation, management, or control of, any person, firm, corporation, or business that competes with the Company or is a customer of the Company. Executive having solely an ownership interest of less than 1% of any corporation shall not be Competition.

(d) Disability. For purposes of this Agreement, Disability will have the same defined meaning as in the Company’s long-term disability plan.

(e) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means (i) without Executive’s express written consent, the significant reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination” nor shall the stockholders’ failure to reelect Executive to the Board; (ii) without Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; (iii) without Executive’s express written consent, a material reduction by the Company in the base compensation of Executive as in effect immediately prior to such reduction, or the ineligibility of Executive to continue to participate in any long-term incentive plan of the Company; (iv) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (v) the relocation of Executive to a facility or a location more than 50 miles from Executive’s then present location, without the Executive’s express written consent; (vi) any purported termination of the Executive by the Company which is not effected for death or Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors; or (viii) any request by the Company that Executive perform any illegal act.

9. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director. Executive will be provided defense costs in any actual or threatened litigation arising out of Executive’s commencement of employment with the Company, and Executive will be indemnified to the extent Executive and the Company are jointly and severally liable as a result of such actual or threatened litigation.

10. Confidential Information. Executive agrees to execute the Company’s standard form of Employment, Confidential Information, and Invention Assignment Agreement (the “Confidential Information Agreement”). During the Employment Term, Executive agrees to execute any updated versions of the Company’s standard form of Employment, Confidential Information, and Invention Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538-4189

Attn: Chairman of the Compensation Committee

If to Executive:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Alameda County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the Department of Labor Standards Enforcement, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Legal Expenses. The Company will reimburse Executive for reasonable legal expenses incurred by him in connection with the negotiation and execution of this Agreement.

16. Integration. This Agreement, together with the Confidential Information Agreement and Executive’s Company stock option agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 6 and 7, and Sections 9 and 14 will survive the termination of this Agreement.

19. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

AVANEX CORPORATION

By:	/s/ WALTER ALESSANDRINI	Date:	8/18/04
Title:	Chairman

EXECUTIVE:

/s/ JO MAJOR		Date:	8/18/04
JO MAJOR

SIGNATURE PAGE TO JO MAJOR EMPLOYMENT AGREEMENT